                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            BROADWAY & SEYMOUR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[COMPANY LOGO]





BROADWAY & SEYMOUR, INC.
128 South Tryon Street
Charlotte, North Carolina 28202
(704) 372-4281


April 2, 1997

Dear Stockholder:

         On behalf of the Board of Directors, I cordially invite you to attend the Annual Stockholders' Meeting in Charlotte, North Carolina on Thursday, May 1, 1997 at 10:00 a.m. The meeting will be held in the Oak Room of the Radisson Plaza Hotel located at 1 Radisson Plaza, 101 South Tryon Street in Charlotte, North Carolina.

         The attached notice and proxy statement describe the business to be conducted at the meeting, including the election of two directors. The Board of Directors has nominated Steven S. Elbaum and Roger Noall, current members of the Board appointed since the last annual meeting, to be elected.

         The Board of Directors appreciates and encourages stockholder participation. Whether or not you plan to attend the meeting, it is important that your shares be represented. Please take a moment now to sign, date and return your proxy in the envelope provided even if you plan to be present. We hope you will be able to attend the meeting.

Sincerely,


/s/ Alan C. Stanford
------------------------------------
Alan C. Stanford
Chairman and Chief Executive Officer

                            BROADWAY & SEYMOUR, INC.
                             128 South Tryon Street
                         Charlotte, North Carolina 28202

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS




TIME..................  10:00 a.m. on Thursday, May 1, 1997

PLACE.................  Radisson Plaza Hotel
                        Oak Room
                        1 Radisson Plaza
                        101 South Tryon Street
                        Charlotte, North Carolina  28280

ITEMS OF BUSINESS.....  1.  To elect two directors.

                        2.  To ratify the appointment of Price Waterhouse LLP as inde-
                            pendent accountants of the Company for the period through the annual meeting to be held in 1998.

RECORD DATE...........  Holders of Common Stock of record at the close of business on
                        March 14, 1997 are entitled to vote at the meeting.

ANNUAL REPORT.........  The annual report of the Company for the year ended December 31,
                        1996 accompanies this proxy statement.

IMPORTANT.............  In order to avoid additional soliciting expense to the Company, please SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided even if you plan to attend the meeting. If you attend the meeting and wish to vote your shares in person, arrangements will be made for you to do so.



By order of the Board of Directors:


/s/ Alan C. Stanford
------------------------------------
Alan C. Stanford
Chairman and Chief Executive Officer
Charlotte, North Carolina
April 2, 1997

                            BROADWAY & SEYMOUR, INC.
                             128 South Tryon Street
                         Charlotte, North Carolina 28202


                                 PROXY STATEMENT
                         Annual Meeting of Stockholders
                                   May 1, 1997


                VOTING SECURITIES, PRINCIPAL HOLDERS AND PROXIES

        The accompanying proxy is solicited by the Board of Directors of Broadway & Seymour, Inc. (the "Company") in connection with the Annual Meeting of Stockholders of the Company to be held in the Oak Room of the Radisson Plaza Hotel located at 1 Radisson Plaza, 101 South Tryon Street, Charlotte, North Carolina at 10:00 a.m. on Thursday, May 1, 1997. The accompanying form of proxy is for use at the Annual Meeting if a stockholder does not attend the meeting in person or wishes to vote shares by proxy even if the stockholder plans to attend the meeting. All valid proxies received prior to the meeting will be voted. Unless marked to the contrary, such proxies will be voted in favor of Proposals 1 and 2 listed in the accompanying proxy card and described below. If any other business is brought before the meeting, the proxies will be voted in accordance with the judgment of the persons voting the proxies.

        A stockholder who has given a proxy may revoke it at any time prior to such proxy being voted at the meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and giving notice of such revocation. Attendance at the meeting does not by itself constitute revocation of a proxy. This proxy statement and the accompanying form of proxy are being mailed to the Company's stockholders on or about April 3, 1997.

        The only class of voting securities of the Company is its common stock, $.01 par value per share (the "Common Stock"). Only stockholders of record as of the close of business on March 14, 1997 will be entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournment thereof. On March 14, 1997 there were outstanding 9,013,430 shares of Common Stock. Each share of Common Stock is entitled to one vote.

        A majority of the shares entitled to vote at the Annual Meeting, represented in person or by proxy, will constitute a quorum. The two nominees receiving the highest vote totals will be elected as Directors of the Company. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote.

        The Company will bear the cost of preparing the proxy statement and of soliciting proxies in the accompanying form. The Company expects to solicit proxies primarily by mail and through the use of Georgeson & Company, Inc., a professional proxy solicitation firm. Proxies may be solicited personally and by telephone by directors, officers and employees of the Company without additional compensation and by employees of the professional proxy solicitation firm. The Company anticipates that fees and expenses to be paid to the professional proxy solicitation firm will be approximately $7,000. Arrangements also may be made with brokerage firms or other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation material to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

                             PRINCIPAL STOCKHOLDERS

        The following table sets forth the names and addresses of, and the number and percentage of shares beneficially owned by, the persons known to the Company to beneficially own five percent or more of the Company's outstanding Common Stock as of March 31, 1997:

                    NAME AND ADDRESS                   AMOUNT AND NATURE OF        PERCENT
                   OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP       OF CLASS
                   -------------------                 --------------------       --------
               Pioneer Management Corporation               897,400(1)               9.9%
               60 State Street
               Boston, Massachusetts

               Okabena Partnership K                        451,065(2)               5.0%
               5140 Norwest Center
               90 South Seventh Street
               Minneapolis, Minnesota 55402-4139

-----------------

(1) Based upon a Schedule 13G of Pioneer Management Company dated
    January 21, 1997.

(2) Based upon a Schedule 13D of Okabena Partnership K dated
    September 10, 1996.


                            ELECTION OF TWO DIRECTORS

        The Company's Board of Directors is divided into three classes, as nearly equal in number as possible, each of whose members serve for a staggered three-year term. The term of the two directors designated Class I directors will expire at the current annual meeting of stockholders. The term of the three Class II directors will expire at the annual meeting to be held in 1998 and the term of the three Class III directors will expire at the annual meeting to be held in 1999. The three current classes are set forth below:

              CLASS I                  CLASS II                 CLASS III
              -------                  --------                 ---------

         Steven S. Elbaum           David A. Finley        George L. McTavish
            Roger Noall           William G. Seymour         Robert J. Kelly
                                   Alan C. Stanford        Robert J. Levenson

NOMINEES

        The Board of Directors has nominated Steven S. Elbaum and Roger Noall for election as directors. Messrs. Elbaum and Noall were appointed as directors to serve the remaining terms of John A. Tate and Bruce K. Anderson, who retired from the Board since the last annual meeting of stockholders. If elected, Messrs. Elbaum and Noall would serve three-year terms as members of Class I. Directors will be elected by a plurality of the votes cast. Although the Board of Directors does not expect that any of the nominees named will be unavailable for election, in the event that any nominee is unable to serve as a director, it is intended that the shares represented by proxies will be voted for the election of such substitute as the Board of Directors may nominate.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE NOMINEES TO THE BOARD OF DIRECTORS.

DIRECTORS

        Listed below are the names of the two nominees to serve as directors and the other six directors who will be continuing in office following the Annual Meeting, together with their ages, their principal occupations during the past five years, any other directorships they hold with companies having securities registered under the Securities Exchange Act of 1934, the years during which their current consecutive terms as directors of the Company first commenced (including terms with the Company's predecessor) and the number of shares of Common Stock and percentage of the outstanding shares of Common Stock they beneficially owned as of March 31, 1997.

                                                                          Shares beneficially owned (1)
        Name, age, principal occupation                 Director          -----------------------------
        and certain other directorships                   since                 Number        Percent
        -------------------------------                   -----                 ------        -------
STEVEN S. ELBAUM, Age 48                                  1997                   1,000            *
   Chairman and Chief Executive Officer,
   The Alpine Group, Inc., and President and
   Chief Executive Officer, Superior Telecom
   Inc.(2)
   Director: The Alpine Group, Inc., Superior
   Telecom Inc., Polyvision Corporation,
   Interim Services, Inc. and Humascan, Inc.

DAVID A. FINLEY, Age 64                                   1990                   5,334            *
   Executive Vice President and Chief Finan-
   cial Officer, Broadway & Seymour, Inc.(3)
   Director:  Intelligroup, Inc. and Hungarian
   Telephone & Cable Corp.

ROBERT J. KELLY, Age 55                                   1997                   6,000            *
   Co-chairman (Retired), Ernst & Young
   LLP(4)

ROBERT J. LEVENSON, Age 55                                1996                   1,000            *
   Executive Vice President, First Data
   Corp.(5)
   Director:  First Data Corp. and Superior
   Telecom Inc.

GEORGE L. McTAVISH, Age 55                                1993                  14,336            *
   Chairman and Chief Executive Officer,
   Comdata Holdings Corp.(6)
   Director:  Comdata Holdings Corp. and
   Seer Technologies, Inc.

ROGER NOALL, Age 62                                       1996                  11,000            *
   Vice Chairman (Retired), KeyCorp(7)
   Director:  Alleghany Corp. and KeyCorp

WILLIAM G. SEYMOUR, Age 55                                1981                 434,622          4.8%
   President, PRIMax Properties, LLC(8)

ALAN C. STANFORD, Age 56                                  1995                   3,500            *
   Chairman and Chief Executive Officer,
   Broadway & Seymour, Inc.(9)

--------------

 *  Less than one percent.

(1) The directors and executive officers of the Company beneficially owned a total of 471,792 shares, or approximately 5.2% of the outstanding shares of Common Stock as of March 31, 1997. Included in the calculation of the number of shares of Common Stock so owned are the following shares purchasable under options exercisable on March 31, 1997, or within 60 days thereafter, by the directors indicated, and by the directors and executive officers as a group: Mr. Elbaum - 1,000 shares; Mr. Finley - 3,334 shares; Mr. Kelly - 1,000 shares; Mr. Levenson - 1,000 shares; Mr. McTavish - 14,336 shares; Mr. Noall - 1,000 shares; Mr. Seymour - 1,000 shares; and members of the group (including the foregoing) - 22,670 shares.

(2) Mr. Elbaum has served as Chairman and Chief Executive Officer of The Alpine Group, Inc., a holding company, since 1984 and as President and Chief Executive Officer of Superior Telecom Inc., a telecommunications firm, since October 1996.

(3) Prior to joining the Company in January 1996 as Executive Vice President and Chief Financial Officer, Mr. Finley worked as a consultant and was a private investor and the President, since 1992, of Investment Management Partners, Inc., an investment management firm. From September 1986 until August 1989, Mr. Finley served as Treasurer of International Business Machines Corporation.

(4) From 1966 until his retirement in 1994, Mr. Kelly served in various capacities at Ernst & Young LLP, an accounting firm, and ultimately served as a partner and chief operating officer.

(5) Mr. Levenson has served as an Executive Vice President of First Data Corp., a provider of information processing and related services, since May 1993. Prior to joining First Data Corp., Mr. Levenson served as the Senior Executive Vice President, Chief Operating Officer, Member of the Office of the President and a director of Medco Containment Services, Inc., a provider of managed care prescription benefits (now a part of Merck & Co., Inc.).

(6) Mr. McTavish has served as Chairman and Chief Executive Officer of Comdata Holdings Corp., a provider of transaction processing and other services to the trucking and gaming markets, since March 1992. From October 1986 to February 1992 Mr. McTavish was President and Chief Executive Officer of Comdata Holdings Corp.

(7) From 1995 until his retirement in February 1997, Mr. Noall served as Senior Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of KeyCorp, a bank holding company. From 1994 until 1995, he served as Senior Executive Vice President and Chief Administrative Officer of KeyCorp, and from 1987 to 1994 he served as Vice Chairman of the Board and Chief Administrative Officer of Society Corporation.

(8) Mr. Seymour has served as President of PRIMax Properties, LLC, a real estate investment company, since his retirement from the Company in January 1995. Mr. Seymour has served as Vice Chairman of the Board since June 1993 and from September 1985 to November 1989 and as Secretary of the Company from June 1993 to May 1996. Mr. Seymour also served as Senior Vice President of the Company from November 1989 to June 1993.

(9) Mr. Stanford has served as a consultant for Stanford Associates LLC, an information technology consulting firm, from October 1994 until joining the Company as its President and Chief Operating Officer in 1995. In 1996, Mr. Stanford was named the Company's Chairman and Chief Executive Officer. From December 1983 to October 1994, Mr. Stanford served as a partner with Ernst & Young LLP, including as its National Director of Information Technology Consulting Services.

        The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of the Company and administers the Company's 1996 Stock Option Plan, the Restated 1985 Employee Stock Option Plan and 1995 Employee Stock Purchase Plan; and an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent accountants. Messrs. Levenson, Kelly and Seymour serve on the Compensation Committee, and Messrs. Elbaum, McTavish and Noall serve on the Audit Committee. During the year ended December 31, 1996, the Compensation Committee met twice and the Audit Committee met five times. The Board of Directors does not have a nominating committee.

        The Company pays its non-employee directors a fee of $2,500 for each directors' meeting attended and pays an additional $500 fee to each member of the Audit Committee and Compensation Committee for each committee meeting attended. During fiscal 1992, the Company granted Mr. Finley options to purchase 10,000 shares of Common Stock at the exercise price of $4.75 per share. Such option is exercisable as to 20% of the total number of shares covered by the option during any 12-month period beginning on the date of grant. During the year ended December 31, 1993, the Company granted each of Messrs. Finley and McTavish options to purchase 10,000 shares of Common Stock at an exercise price of $7.75 per share. During the year ended December 31, 1994, the Company granted to Mr. McTavish an option to purchase 10,000 shares of common stock at an exercise price of $11.75 per share. Such 1993 and 1994 options are exercisable with respect to one-sixth of the total number of shares covered by the option during any 12- month period beginning on the date of grant. To the extent any option is not exercised during any 12-month period, installments accumulate and may be exercised, in whole or in part, at any time thereafter until expiration of the option (ten years from the date of grant). Upon adoption of the 1996 Stock Option Plan on June 25, 1996, each director who was not also an officer or employee of the Company on that date (i.e., Messrs. Levenson, McTavish and Seymour) was granted options to purchase 5,000 shares of Common Stock at the fair market value of the shares ($11.125 per share) on that date. In addition, under the 1996 Stock Option Plan, any individual who is not an employee or officer of the Company and who is first elected to the Board after June 25, 1996 shall receive upon the date of such election an option to purchase 5,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock on such date. The 1996 Stock Option Plan further provides for awards of options to purchase 5,000 shares of Common Stock on each January 5 after the adoption of the 1996 Stock Option Plan if the average daily value of a share of Common Stock for the immediately preceding month of December is ten percent greater than the average daily value of a share for the month of December of the immediately prior year. In the event that the total exercise price of such options for 5,000 shares exceeds $100,000, the number of shares purchasable under such option are to be reduced so that the total exercise price of the options granted equals $100,000, and in the event that the number of shares authorized under the 1996 Stock Option Plan are not sufficient to make an award to outside directors, options for the remaining authorized shares shall be awarded pro rata to the outside directors then entitled to receive such options. All such options awarded to such directors under the 1996 Stock Option Plan become exercisable over a period of four years, with 20% of the total award being exercisable on the date of grant and an additional 20% becoming exercisable on each of the next four anniversaries.

        There are no family relationships among the executive officers or directors of the Company.

        The Board of Directors held 13 meetings during the year ended December 31, 1996. All of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors during their term of service and the total number of meetings of committees of the Board on which they served.


             EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION

        The executive officers of the Company are generally elected to their offices for one-year terms at the meeting of the Board of Directors in May of each year. The terms of any executive officers elected after such date expire at the same time as the terms of executive officers elected on such date. As of the date of this Proxy Statement, Messrs. Stanford and Finley are the only executive officers of the Company. William W. Neal, III served as Chairman and Chief Executive Officer during a portion of the year ended December 31, 1996. Because Mr. Neal served as the Chief Executive Officer of the Company during the fiscal year ended December 31, 1996, he has been included in the following compensation tables.

        The following table sets forth a summary, for fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994, of the compensation of the employees serving as executive officers on December 31, 1996 and Mr. Neal who served as Chief Executive Officer for a portion of 1996.

                           SUMMARY COMPENSATION TABLE


                                                                             Long-Term Compensation
                                                   Annual Compensation               Awards
                                                  ----------------------     ----------------------
                                                                              Securities Underlying       All Other
     Name and Principal Position     Year         Salary($)      Bonus($)          Options(#)        Compensation($)(1)
     ---------------------------     ----         ---------      --------          ----------        ------------------
Alan C. Stanford(2)                  1996          301,290          0              400,000                  4,750
        Chairman and Chief           1995          100,075       450,000                 -                  4,620
        Executive Officer            1994             -             -                    -                    -

David A. Finley(3)                   1996          248,565          0               70,000                  9,640
        Executive Vice               1995             -             -                    -                    -
        President and Chief          1994             -             -                    -                    -
        Financial Officer

William W. Neal, III                 1996          271,124          -                    -                  4,562
        Former Chief                 1995          221,853          -               20,000                  4,917
        Executive Officer            1994          202,100        80,000            25,000                    -

---------------

(1) Represents matching contributions made by the Company under the Company's 401(k) retirement plan.

(2) Mr. Stanford's employment with the Company commenced in September 1995. Mr. Stanford earned an initial bonus of $450,000 upon his acceptance of employment with the Company, of which $350,000 was paid in October 1995 and $100,000 was paid in March 1996.

(3)     Mr. Finley's employment with the Company commenced in January 1996.


        The following table sets forth certain information with regard to options granted during the year ended December 31, 1996 to the executive officers named in the Summary Compensation Table.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            Potential Realizable
                           Individual Grants                                                  Value at Assumed
                               Number of       Percent of                                   Annual Rates of Stock
                              Securities      Total Options                                  Price Appreciation
                              Underlying       Granted To   Exercise or                      for Option Term (1)
                            Options Granted   Employees in   Base Price    Expiration    ------------------------------
          Name                    (#)          Fiscal Year     ($/SH)         Date           5%($)             10%($)
         ------                  -----        -------------   --------       ------      -------------       ----------

Alan C. Stanford              400,000(2)          52.7%         11.00      7/18/2006         2,767,136       7,012,467

David A. Finley                70,000(2)           9.2%         11.00      7/18/2006           484,249       1,227,182

William W. Neal, III                0              -              -            -                 -                -

-----------------

(1) These amounts, based on the assumed 5% and 10% appreciation rates prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the price of the Common Stock and may not reflect the actual value ultimately realized by recipients of the options.

(2) Options become exercisable with respect to one-third of the total number of shares each year beginning on the first anniversary of the date of grant. The options expire ten years after the date of grant. In addition, the options expire immediately upon the termination of employment, other than termination by the Company without cause or as a result of death or disability. Options expire 30 days after termination of employment without cause, one year after permanent disability and from three months to one year after death depending on the length of time the option had been held; provided that options awarded to Mr. Finley shall continue to be exercisable after termination of employment for so long as he remains a member of the Board of Directors.

         The following table sets forth certain information with regard to stock options exercised in the year ended December 31, 1996 by each of the executive officers named in the Summary Compensation Table.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                                                                              Value of securities
                                                                    Number of securities     underlying unexercised
                                                                   underlying unexercised     in-the-money options
                                                                    options at FY-end(#)          at FY-end($)
                             Shares acquired         Value              Exercisable/               Exercisable/
      Name                   on exercise (#)      realized ($)         unexercisable              unexercisable
      ----                   ---------------      ------------         -------------              -------------
Alan C. Stanford                    -                  -                    0/400,000                   0/0

David A. Finley                   2,000              9,500               3,334/73,332               9,169/9,163

William W. Neal, III             36,740             334,701             69,165/51,835             101,200/10,500




                              EMPLOYMENT AGREEMENTS

        On September 1, 1995, the Company entered into an employment agreement with Alan C. Stanford upon Mr. Stanford's accepting employment with the Company. Pursuant to his employment agreement Mr. Stanford is to be paid a base salary for his first year of employment of $300,000, subject to adjustment thereafter upon approval of the Compensation Committee of the Board of Directors. Commencing with the year beginning January 1, 1997, Mr. Stanford will be eligible to receive an annual bonus for the prior fiscal year to be determined by the Compensation Committee after reviewing the Company's financial performance (including earnings per share) and operational performance during the year, Mr. Stanford's satisfaction or progress toward goals established by the Compensation Committee and other factors, though it need not give any particular weight to any such factor or articulate its rational by reference to such factors. In addition, under the employment agreement, Mr. Stanford was paid an initial bonus of $450,000 as an inducement for his acceptance of employment with the Company and to partially defray the costs of exiting his existing businesses.

        The employment agreement provided that the Company award to Mr. Stanford, as an inducement for his acceptance of employment, immediately exercisable options to purchase 400,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock on September 1, 1995, subject to the approval by the stockholders of a stock option plan that had been adopted by the Board of Directors. Stockholder approval of such stock option plan was not obtained. The Board of Directors subsequently adopted the 1996 Stock Option Plan, which was approved by the stockholders in August 1996. Pursuant to the 1996 Stock Option Plan, Mr. Stanford was granted options to purchase 400,000 shares of Common Stock on July 18, 1996 at an exercise price per share equal to the fair market value of a share on that date. Such options become exercisable with respect to one-third of such amount each year beginning on the first anniversary of the date of grant and have a term of ten years. The employment agreement provides for other employee benefits and perquisites customary for executive employment agreements. In addition, Mr. Stanford is to be reimbursed for reasonable travel expenses from his offices in Indiana and New York to the Company's principal offices in Charlotte and for relocation expenses if Mr. Stanford moves his residence to facilitate the performance of his duties under the employment agreement.

        The initial term of Mr. Stanford's employment agreement will expire on September 1, 1997, but will renew for successive two-year terms unless either party provides the other with written notice of its intention to cancel the agreement at least 180 days prior to the scheduled expiration of the agreement. As of the date of this Proxy Statement, neither party had given notice of its intention to terminate the agreement. The Company may terminate Mr. Stanford's employment at any time for any reason. In the event that the Company terminates Mr. Stanford's employment other than for "cause" (as defined in the employment agreement), the employment agreement provides that the Company shall pay Mr. Stanford in a lump sum the amount of base salary that would have been paid to Mr. Stanford over the remaining term of the agreement and the amount of annual bonuses Mr. Stanford would have received for the remaining term of the agreement on the assumption that such bonuses would have been of an amount equal to the amount of Mr. Stanford's most recent annual bonus. During such period, the employment agreement would require Mr. Stanford to refrain from certain activities in competition with the Company. Mr. Stanford may resign at any time.

        Mr. Stanford's employment agreement requires that upon the expiration of Mr. Stanford's current term as a director of the Company, the Company's Board of Directors or a nominating committee thereof shall, subject to fiduciary duties, nominate him for re-election as a director. In addition, the agreement provides that Mr. Stanford serve as chief executive officer of the Company.

        On January 19, 1996, the Company and David A. Finley entered into an employment agreement in connection with Mr. Finley's acceptance of employment as the Company's Executive Vice President and Chief Financial Officer. The initial term of Mr. Finley's employment agreement was for six months with renewals for successive six-month terms unless either party provides the other with written notice of its intention to cancel the agreement at least 60 days prior to the scheduled expiration of the agreement. As of the date of this Proxy Statement, neither party had given notice of its intention to terminate the agreement. Pursuant to his employment agreement, Mr. Finley is to be paid a base salary for his first year of employment of $250,000, subject to adjustment thereafter upon approval of the Compensation Committee. Mr. Finley will be eligible to receive annual bonuses to be determined by the Compensation Committee in the same manner as set forth in Mr. Stanford's employment agreement described above.

        Pursuant to the employment agreement, the Company awarded to Mr. Finley immediately exercisable options to purchase 75,000 shares of Common Stock at an exercise price per share equal to the fair market value on January 22, 1996, subject to the approval by the stockholders of a stock option plan that had been adopted by the Board of Directors. Stockholder approval of such stock option plan was not obtained. The Board of Directors subsequently adopted the 1996 Stock Option Plan, which was approved by the stockholders in August 1996. Pursuant to the 1996 Stock Option Plan, Mr. Finley was granted options to purchase 70,000 shares of Common Stock on July 18, 1996 at an exercise price per share equal to the fair market value of a share on that date. Such options become exercisable with respect to one-third of such amount each year beginning on the first anniversary of the date of grant. Such options have a term of ten years, and continue to become exercisable following termination of Mr. Finley's employment, but only for so long as he continues to serve as a director of the Company.

        Mr. Finley's employment agreement provides for other employee benefits and perquisites customary for executive employment agreements. In addition, Mr. Finley is to be reimbursed for reasonable travel expenses from his residence and offices in New York to the Company's principal offices in Charlotte, for reasonable lodging expenses while in Charlotte and for relocation expenses if Mr. Finley moves his residence to facilitate the performance of his duties under the employment agreement.

        The Company may terminate Mr. Finley's employment at any time for any reason. In the event that the Company terminates Mr. Finley's employment other than for "cause" (as defined in the employment agreement), the employment agreement provides that the Company shall pay to Mr. Finley in a lump sum the amount of base salary that would have been paid to Mr. Finley over the remaining term of the agreement and the amount of annual bonuses Mr. Finley would have received for the remaining term of the agreement on the assumption that such bonuses would have been an amount equal to the amount of Mr. Finley's most recent bonus. During such period, the employment agreement would require Mr. Finley to refrain from certain activities in competition with the Company. Mr. Finley may resign at any time upon 60 days' prior notice to the Company.


                                PERFORMANCE GRAPH

         The following graph compares the Company's cumulative total shareholder return from the date of its initial public offering of Common Stock, June 16, 1992, to the end of its most recent fiscal year, December 31, 1996, assuming the investment on June 16, 1992, of $100 in Common Stock, along with the cumulative total returns of a broad-based equity market index -- the Center for Research in Securities Prices (CRSP) Total Return Index for the Nasdaq Stock Market (U.S. Companies) -- and of a published industry peer index -- the CRSP Nasdaq Computer & Data Processing Services Index -- over the same period assuming the investment on June 16, 1992, of $100 in securities that are the components of these indices.



                            [PERFORMANCE GRAPH HERE]



                   6/19/92         1/31/93          12/31/93        12/31/94         12/31/95        12/31/96
                   -------         -------          --------        --------         --------        --------

Nasdaq             100.000         126.655          141.367         138.184          195.419         240.381
Peer               100.000         123.183          124.785         151.488          230.708         284.915
Company            100.000         165.625          125.000         271.875          203.125         131.250

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee (the "Committee") of the Company determines executive compensation annually. Executive salaries and bonus targets are established at the beginning of each fiscal year. The Committee is composed of three non-employee directors.

OBJECTIVES AND POLICIES

        The Committee seeks to provide rewards that are closely linked to Company and individual performance, align the interests of the executive officers with those of its stockholders through potential stock ownership, and ensure that compensation and benefits are at levels that enable the Company to attract and retain the executives it needs. Consistent with these objectives, it is the policy of the Committee to make a high proportion of executive compensation, both cash compensation and stock options, dependent upon performance and enhancing stockholder value.

        In establishing the compensation of executive management, the Committee reviews compensation of executives of companies of similar size and type of business. Both the amount of compensation and the mix between salary and bonuses or other compensation are examined. The Committee believes the compensation of the Company's executive management should be closely tied to the success of the Company in meeting its financial objectives with a major portion of compensation linked to attainment of predetermined financial goals and the performance of the stock of the Company. Accordingly, the Committee believes that stock options should constitute a significant portion of an executive's overall compensation package. The Committee believes that stock options also serve as an incentive to management to remain with the Company. Awards of stock options under the Company's plans are based upon the Committee's evaluation of the officer's performance and level of responsibility.

EMPLOYMENT AGREEMENTS

        The Company's executive officers are currently employed pursuant to employment agreements that established the level of salary for 1996--$300,000 for Mr. Stanford and $250,000 for Mr. Finley. The agreements provide that the Committee may increase compensation for future periods.

        Pursuant to such employment agreements, Messrs. Stanford and Finley were to receive options to purchase 400,000 and 75,000 shares, respectively. Such options were to be immediately exercisable and were to be made pursuant to a stock option plan that had been adopted by the Board of Directors but was subject to the approval of the stockholders. Stockholder approval of such plan was not obtained. The Board of Directors subsequently adopted the 1996 Stock Option Plan, which was approved by the stockholders in August 1996. The Committee awarded options to Messrs. Stanford and Finley for 400,000 shares and 70,000 shares, respectively, in July 1996 pursuant to the 1996 Stock Option Plan. The options become exercisable over three years. The exercise price per share for such options is the fair market value on the date of grant. In determining whether to award such options, the Committee evaluated the Company's contractual obligations under the employment agreements and the need to provide incentives to its executive officers sufficient to continue to retain their service and to provide appropriate financial incentives linked to the Company's performance.

        Such employment agreements provide that Messrs. Stanford and Finley will be eligible to receive bonus compensation as determined by the Committee. In general, it has been the Company's policy to pay bonuses to its executive officers based upon achievement of individualized performance objectives. At the beginning of each fiscal year, the Committee adopts individual objectives for each executive officer keyed to the performance of the Company's operations for which the executive officer is responsible. Cash bonuses are determined at the end of the fiscal year in proportion to the Company's actual performance in relation to these objectives up to a maximum amount. For 1996, however, the Company's financial performance outweighed these considerations. No performance bonuses were awarded to executive officers for 1996.

TAX POLICY

        Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation, including compensation pursuant to stock option plans, are deductible only if performance criteria are specified in detail and are contingent on stockholder approval of the compensation arrangement. The Committee anticipates that certain option awards may be made as qualified incentive stock options for which the Company generally would not be able to claim a deduction for compensation expense. In addition, compensation expense arising under option awards made during Messrs. Seymour and Levenson's service on the Committee may not qualify for the exemption from Section 162(m) due to Mr. Seymour's prior service as an officer of the Company and the level of transactions between Mr. Levenson's employer, First Data Corp., and the Company. While the Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Company may authorize compensation arrangements under which payments may not be deductible under Section 162(m). The Committee believes that due to the level of current salary and maximum cash bonus compensation, and anticipated levels of future stock option awards, the Company will be able to claim full deductibility of amounts paid under existing executive compensation arrangements.

                                     For the Compensation Committee:

                                     Robert J. Kelly
                                     Robert J. Levenson
                                     William G. Seymour


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Pursuant to an agreement dated as of December 22, 1995 between the Company and First Data Resources, Inc., a subsidiary of First Data Corp. ("First Data"), the Company provides certain systems analysis, integration and other services to First Data. During 1996, the Company was paid approximately $6.6 million by First Data pursuant to this agreement, and the Company anticipates that a similar amount will be paid in 1997. The agreement with First Data expires December 31, 2000, but may be terminated by First Data upon the occurrence of certain events. The agreement also provides that during the term of the agreement the Company will include an individual designated by First Data in the slate of directors recommended by the Company's management for election or continued service on the Company's Board of Directors in connection with each annual meeting of the Company's stockholders. Robert J. Levenson, Executive Vice President of First Data, is currently serving on the Board as First Data's designee. In addition, the Company agreed to use its best efforts to elect a replacement selected by First Data in the event that the First Data designee resigns or is removed from the Company's Board of Directors. Finally, the agreement with First Data requires that the Company permit a representative of First Data to attend all meetings of the Board of Directors during any period that First Data's designee does not serve on the Board.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten-percent beneficial owners were complied with, except that in June 1996, Mr. Levenson was late in reporting his initial report upon his election as a director.


             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Price Waterhouse LLP to serve as independent accountants of the Company for the year ending December 31, 1997, subject to ratification of this appointment by the stockholders of the Company. Price Waterhouse LLP has served as the Company's independent accountants for six years and is considered by management of the Company to be well qualified.

        One or more representatives of Price Waterhouse LLP will be present at this year's Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        Ratification of the appointment of the independent accountants requires the affirmative vote of a majority of the shares of Common Stock of the Company voting in person or by proxy at the Annual Meeting. If the stockholders should not ratify the appointment of Price Waterhouse LLP, the Board of Directors will reconsider the appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS.


                             STOCKHOLDERS' PROPOSALS

         Stockholders' proposals intended for inclusion in the Company's proxy statement and the form of the proxy for the Annual Meeting in 1998 should be sent by certified mail, return receipt requested, and must be received by the Company at its principal executive offices (Attention: General Counsel) by December 4, 1997. Such proposals may be made only by persons who are stockholders, beneficially or of record, on the date the proposal is submitted and who continue in such capacity through the meeting date, of at least 1% or $1,000 in market value of securities entitled to be voted at the meeting, and have held such securities for at least one year. In addition, the Company's Bylaws prescribe the procedure a stockholder must follow to make nominations for director candidates or to propose any business to be considered at an annual meeting. Stockholder nominations for director or other proposals will be considered at an annual meeting if the stockholder delivers to the Secretary of the Company at its principal executive offices, no less than 60 nor more than 90 days prior to the meeting (or in the event that public disclosure of the date of the annual meeting is first made less than 70 days in advance of the meeting date, no later than the close of business on the tenth day after public disclosure of the date of the annual meeting is made), a written notice setting forth the information specified in the Company's Bylaws. Any stockholder desiring a copy of the Company's Bylaws will be furnished one without charge upon written request to the Secretary of the Company at 128 South Tryon Street, Charlotte, North Carolina 28202.

                                 OTHER BUSINESS

         The Board of Directors is aware of no other matter that will be presented for action at the meeting. If any other matter requiring a vote of the stockholders properly comes before the meeting, the persons authorized under management proxies will vote and act according to their best judgment.

                                    FORM 10-K

         A copy of the Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission may be obtained upon request and without charge by writing:

                         David A. Finley
                         Executive Vice President and Chief Financial Officer Broadway & Seymour, Inc.
                         128 South Tryon Street
                         Charlotte, North Carolina 28202

or by contacting Mr. Finley via electronic mail at david.finley@bsis.com.

                                 [COMPANY LOGO]

                                                                      APPENDIX A

REVOCABLE PROXY             BROADWAY & SEYMOUR, INC.
                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 1, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints Alan C. Stanford and David A. Finley as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Broadway & Seymour, Inc. (the "Company") held of record by the undersigned on March 14, 1997 at the annual meeting of stockholders to be held on May 1, 1997 or any adjournment thereof.

1. ELECTION OF TWO DIRECTORS:

   [ ] FOR all nominees (except as marked to the contrary      [ ] WITHHOLD AUTHORITY to vote for all nominees listed
       below)                                                      below

     (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

                        Roger Noall and Steven S. Elbaum

2. PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE LLP as the Company's independent auditors

    [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                  (Continued and to be signed on the reverse)

                          (Continued from other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS AND THIS PROXY WILL BE VOTED FOR THE PROPOSALS AND FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy
Statement dated April   , 1997, and revokes all proxies heretofore given by the
undersigned.

                                              PLEASE SIGN EXACTLY AS NAME
                                              APPEARS BELOW. WHEN SHARES ARE
                                              HELD BY JOINT TENANTS, BOTH SHOULD
                                              SIGN. WHEN SIGNING AS ATTORNEY, AS
                                              EXECUTOR, ADMINISTRATOR, TRUSTEE
                                              OR GUARDIAN, PLEASE GIVE FULL
                                              TITLE AS SUCH. IF A CORPORATION,
                                              PLEASE SIGN IN FULL CORPORATE NAME
                                              BY PRESIDENT OR OTHER AUTHORIZED
                                              OFFICER. IF A PARTNERSHIP PLEASE
                                              SIGN IN PARTNERSHIP NAME BY
                                              AUTHORIZED PERSON.

                                              Dated:                     , 1997
                                                     -------------------


                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                  Signature if held jointly

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                  USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE.